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                                                              STATE OF DELAWARE
                                                             SECRETARY OF STATE
                                                       DIVISION OF CORPORATIONS
                                                       FILED 06:00PM 05/04/1998
                                                              981170668-2892218


                         CERTIFICATE OF INCORPORATION

                                       OF

                           SALTON SEA MINERALS CORP.


     1. The name of the corporation is: SALTON SEA MINERALS CORP.


     2. The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.


     3. The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.


     4. The total number of shares of stock which the corporation shall have authority to issue is One Hundred (100) and the par value of each of such shares is One Cent ($0.01) amounting in the aggregate to One Dollar ($1.00).


     5. The corporation is to have perpetual existence.


     6. In furtherance and not in limitation of the powers conferred by statute, the board of directors is expressly authorized.


        To make, alter or repeal the bylaws of the corporation; and


        To authorize and cause to be executed mortgages and liens upon the real and personal property of the corporation.


     7. The name and mailing address of the incorporator is Douglas L. Anderson, 302 South 36 Street, Suite 400, Omaha, NE 68131.


     8. Elections of directors need not be by written ballot unless the bylaws of the corporation shall so provide.


     9. A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the



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Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit.


     10. The corporation shall indemnify its officers, directors, employees and agents to the extent permitted by the General Corporation Law of Delaware.


     11. Meetings of stockholders may be held within or without the State of Delaware as the bylaws may provide. The books of this corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated by the board of directors or in the bylaws of this corporation.


     I, the undersigned, being the incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of Delaware, do make this Certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this 1st day of April, 1998.




                                      /s/ Douglas L. Anderson
                                      ----------------------------------------
                                          Douglas L. Anderson